UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2013

Andatee China Marine Fuel Services Corporation

(Exact name of registrant as specified in its charter)

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Delaware	001-34608	80-0445030
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

24/F Xiwang Tower, No. 136, Zhongshan Road, Zhongshan District

Dalian, P.R. of China

(Address of Principal Executive Office) (Zip Code)

011 (8621) 5015 2581

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 - Securities and Trading Markets

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Transfer of Listing to the NASDAQ Capital Market

On June 11, 2013, Andatee China Marine Fuel Services Corporation (the "Company") received notification from the NASDAQ Listing Qualifications Department of the NASDAQ Stock Market ("NASDAQ") that the Company’s application to list its common stock on The NASDAQ Capital Market has been approved, and that the Company's securities therefore will be transferred from The NASDAQ Global Market to The NASDAQ Capital Market at the opening of trading on The NASDAQ Capital Market on June 12, 2013. The NASDAQ Capital Market is a continuous trading market that operates in substantially the same manner as The NASDAQ Global Market. All companies whose securities are listed on The NASDAQ Capital Market must meet certain financial requirements and adhere to NASDAQ’s corporate governance standards. The Company's common stock will continue to trade under the symbol "AMCF".

As previously announced, on December 11, 2012, the Company received two letters from NASDAQ notifying the Company that the bid price for the Company’s common stock had closed below the minimum $1.00 per share continued listing requirement, and the Company failed to maintain at least $5 million in the market value of publicly held shares. Under NASDAQ rules, the Company had 180 days, or until June 10, 2013, to regain compliance by maintaining a minimum closing bid price of at least $1.00 for at least ten consecutive business days. Since the Company was not able to regain compliance with the minimum bid price continued listing requirement by June 10, 2013, the Company voluntarily applied to transfer the listing of its common stock from the NASDAQ Global Market to The NASDAQ Capital Market.

In connection with the transfer of the listing of the Company’s common stock to the NASDAQ Capital Market, the Company is granted an additional 180 days, or until December 9, 2013 (the "Compliance Date"), to regain compliance with the minimum bid price rule by maintaining a minimum closing bid price of at least $1.00 for ten consecutive business days.

At the Company's 2013 Annual Meeting of stockholders, planned to be held on or about October 23, 2013, the Company intends to recommend for consideration and vote of the Company’s stockholders, among other things, a proposal to authorize an amendment to the Company's Certificate of Incorporation to effect a reverse stock split of the Company's issued and outstanding shares of common stock that may be implemented by the Company's Board of Directors (the “Board”) at its discretion at any time prior to the Compliance Date to cure the minimum bid price deficiency, if necessary. If this proposal is approved by the Company's stockholders, the Board could approve and implement a reverse stock split that could allow the closing bid price of the Company's common stock on NASDAQ to be at least $1.00 per share for at least 10 consecutive business days prior to the Compliance Date, which would allow the Company to maintain the listing of its common stock on the NASDAQ Capital Market. If at any time before the Compliance Date, the closing bid price of the Company's common stock is at least $1.00 per share for the requisite period, the Company will regain compliance and the effecting of a reverse stock split may not be necessary. If the Company cannot demonstrate compliance by the Compliance Date or the Company does not comply with the terms of the extension granted by NASDAQ, the Company's common stock may then be subject to delisting.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Andatee China Marine Fuel Services Corporation

By:	/s/ Wang Hao
Wang Hao, Chief Financial Officer

Date:      June 12, 2013